EXHIBIT (5)

                     OPINION OF CHRIS B. WALTHER, ESQ.


                                                   May 9, 1995



The Procter & Gamble Company
One Procter & Gamble Plaza
Cincinnati, Ohio 45202

Gentlemen/Mesdames:

This opinion is rendered for use in connection with the Registration Statement on Form S-3, covering 10,000,000 shares of the Company's issued and outstanding Common Stock, without par value, to be offered as set forth in the Registration Statement to participants in the Procter & Gamble Shareholder Investment Program.

As counsel for the Company, I have examined and am familiar with originals or copies, certified or otherwise, identified to my satisfaction, of such statutes, documents, corporate records, certificates of public officials and other instruments as I have deemed necessary for the purpose of this opinion, including the Amended Articles of Incorporation, Regulations and By Laws of the Company, the Procter & Gamble Shareholder Investment Program, the record of the proceedings of the shareholders and Directors of the Company and such other instruments which I consider pertinent.

Upon the basis of the foregoing, I am of the opinion that:

(a) The Company has been duly incorporated and is validly existing and in good standing as a corporation under the laws of Ohio; and

(b) When the Registration Statement shall have been declared effective by order of the Securities and Exchange Commission, the 10,000,000 shares referred to above will be duly authorized, legally and validly issued and outstanding, and fully paid and nonassessable.

I hereby consent to the filing of this opinion as Exhibit (5) to the Registration Statement and to the reference to my name in the Registration Statement.

Very truly yours,



/S/CHRIS B. WALTHER
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Chris B. Walther
Counsel